(Logo)	World Headquarters 15350 Vickery Drive Houston, TX 77032 Elijio Serrano Chief Financial Officer 281-618-3665
NEWS RELEASE

FOR IMMEDIATE RELEASE
Thursday August 4, 2005

EGL, Inc. Reports Diluted EPS of $0.25
Gross Revenues Increase 23%

HOUSTON, August 4, 2005 – EGL, Inc. (NASDAQ: EAGL) announced that gross revenues increased 23% to $781 million for the quarter ended June 30, 2005 compared to $637 million in the same quarter of 2004.  Diluted earnings per share for the second quarter of 2005 was $0.25 compared to $0.30 in the second quarter of 2004.

Q2 Financial Highlights
• Gross revenues increased 23% on strong activity across all product lines and geographic areas;
• Net revenues increased 13% on a 12% increase in air freight tonnage;
• The quarter included a pre-tax charge of $1.55 million related to previously announced work force reductions, mainly in certain European and USA locations;
• Operating income as a percent of net revenues was 8.9%;
• Net cash flow from operating activities increased significantly to $37 million compared to $21 million in the second quarter of 2004;
• Free cash flow (net cash flow from operating activities less $25 million capital expenditures) for the six months ended June 30, 2005 was $67 million, on working capital improvements;
• EGL shares purchased during the quarter on the previously announced share repurchase program were 4.93 million ($93.6 million).

	Three Months Ended		Six Months Ended
	06/30/05	06/30/04	06/30/05	06/30/04
$ thousands (except EPS)
Gross revenues % change	$ 781,254 + 23%	$ 637,313	$ 1,481,920 + 21%	$ 1,221,868
Net revenues % change Net revenue margin	$ 236,496 + 13% 30.3%	$ 209,071 32.8%	$ 449,928 + 10% 30.4%	$ 409,812 33.5%
Operating income Net income Diluted EPS	$ 21,003 $ 12,702 $ 0.25	$ 15,605 $ 14,121 $ 0.30	$ 34,726 $ 19,867 $ 0.38	$ 29,208 $ 21,413 $ 0.45

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EGL Chief Executive Officer Jim Crane commented, “We remain focused on improving our net revenue and operating margins.  The actions taken during the quarter to improve our recovery of fuel costs, align our cost structure with the volumes and increase cash flow, contributed to our improved results during a difficult pricing environment as compared to the first quarter of 2005.”

Gross revenues increased 23% from the second quarter of 2004 to $781 million, reflecting a 23% increase in airfreight revenues, a 26% increase in ocean revenues, and a 19% increase in customs brokerage and logistics.  Gross revenues outside North America increased 32% due to the higher volumes from Asia and higher fuel costs that were passed on to our customers.

Net revenues of $236 million in the second quarter of 2005 increased by 13% from the same quarter last year.  Net revenue margins of 30.3% declined by 250 basis points from the second quarter of 2004, reflecting the rising fuel costs and higher rate of growth in the lower margin (but higher net revenue per shipment) international air and ocean products.  Airfreight tonnage increased 12% compared to the second quarter of 2004.

Operating expenses of $215 million included the $1.55 million pre-tax expense related to workforce reductions, mainly in certain European and USA locations.  Operating income increased 35% to $21 million, as compared to the second quarter of 2004.  Operating income for the second quarter of 2004 included a $5.8 million facilities charge for idle facilities, including the subleasing of an excess facility in Miami.

Non-operating income of $2.3 million in the second quarter of 2005 decreased 67% from the same quarter last year.  The decline in non-operating income was due to a one-time gain of $6.7 million resulting from the sale of the Company’s interest in Miami Air in May of 2004.

The Company’s effective tax rate in the second quarter of 2005 was 45.4%, reflecting losses in certain European countries without any tax loss carry forward benefit being recorded for those countries.

Stock Repurchase Program

Total cash and short-term investments increased to $114 million at June 30, 2005 compared to $111 million at December 31, 2004.  During the second quarter the Company’s Board of Directors extended and increased its prior stock repurchase program for repurchases of common stock up to $120 million.  During the second quarter of 2005, the Company had purchased 4.93 million shares for $93.6 million.  Since the end of the second quarter, the Company had repurchased an additional 35,200 shares for a total of $705,000.

Third and Fourth Quarter of 2005 Earnings Guidance

EGL expects diluted earnings per share in the range of $0.31 to $0.35 for each of the third and fourth quarters of 2005, compared to $0.34 and $0.26, in the respective quarters of last year.

Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on August 4, 2005 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended June 30, 2005.  The call can be accessed by dialing (719) 457-2641, access code 6864657 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the Company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Sunday, August 14, 2005 at (719) 457-0820, access code 6864657.

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Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2004 revenues exceeding $2.7 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected revenue growth, profitability and earnings per share (including guidance), growth opportunities, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates for 2005, our ability to pass-through fuel costs (including the effects thereof), expected insurance recoveries, potential stock repurchases, and other statements which are not historical facts, are forward looking statements.  Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, construction of new facilities and other infrastructure improvements, ability to manage and continue growth, competition, ability to renegotiate customer contracts and other factors detailed in the Company's 2004 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$ 781,254	$ 637,313	$ 1,481,920	$ 1,221,868
Cost of transportation	544,758	428,242	1,031,992	812,056
Net revenues	236,496	209,071	449,928	409,812
Operating expenses:
Personnel costs	135,922	115,567	261,124	229,781
Other selling, general and administrative expenses	79,571	77,899	154,078	150,823
Operating income	21,003	15,605	34,726	29,208
Nonoperating income, net	2,265	6,763	1,862	5,821
Income before provision for income taxes	23,268	22,368	36,588	35,029
Provision for income taxes	10,566	8,247	16,721	13,616
Net income	$ 12,702	$ 14,121	$ 19,867	$ 21,413

Basic earnings per share	$ 0.25	$ 0.32	$ 0.39	$ 0.47
Diluted earnings per share	$ 0.25	$ 0.30	$ 0.38	$ 0.45
Basic weighted-average common shares outstanding	50,614	44,744	51,328	45,819
Diluted weighted-average common shares outstanding	50,863	50,944	51,692	51,872

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 113,725	$ 110,509
Trade accounts receivable, net of allowance	550,229	611,594
Other current assets	66,345	56,034
Total current assets	730,299	778,137
Property and equipment, net	190,564	178,218
Investments in unconsolidated affiliates	576	619
Goodwill, net	110,894	108,470
Other assets, net	34,814	29,419
Total assets	$ 1,067,147	$ 1,094,863
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 53,200	$ 19,426
Trade payables and accrued transportation costs	336,298	337,137
Accrued expenses and other liabilities	140,458	134,107
Total current liabilities	529,956	490,670
Long-term debt	18,168	12,752
Other noncurrent liabilities	39,581	38,207
Minority interests	1,236	802
Stockholders’ equity	478,206	552,432
Total liabilities and stockholders’ equity	$ 1,067,147	$ 1,094,863

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$ 19,867	$ 21,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,783	17,030
Bad debt expense	3,306	2,601
Transfers (to) from restricted cash	7,585	(759)
Other	(553)	(6,643)
Net effect of changes in working capital, net of assets acquired	44,670	22,669
Net cash provided by operating activities	92,658	56,311
Cash flows from investing activities:
Capital expenditures	(25,431)	(21,936)
Purchase of short-term investments	550	(54)
Proceeds from sales of other assets	1,025	446
Acquisitions of businesses, net of cash acquired	-	(16,216)
Earnout payments	(4,186)	(3,200)
Cash received from disposal of affiliates	-	6,738
Collection of notes receivable	873	346
Net cash used in investing activities	(27,169)	(33,876)
Cash flows from financing activities:
Issuance of debt, net	32,534	6,912
Repayment of financed insurance premiums and software, net	(1,516)	(2,198)
Repayment of capital leases	(863)	(371)
Repurchases of common stock	(93,588)	(59,079)
Payment of deferred financing fees	(15)	(300)
Issuance of common stock	535	319
Proceeds from exercise of stock options	5,497	10,150
Cash received from minority interest partners	535	-
Dividends paid to minority interest partners	(82)	(18)
Net cash used in financing activities	(56,963)	(44,585)
Effect of exchange rate changes on cash	2,839	(2,091)
Increase (decrease) in cash and cash equivalents	11,365	(24,241)
Cash and cash equivalents, beginning of the period	92,918	94,099
Cash and cash equivalents, end of the period	$ 104,283	$ 69,858

Second quarter 2005 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.